As filed with the Securities and Exchange Commission on January 18, 2001
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------

                                SEACOR SMIT INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                          13-3542736
(State or other jurisdiction of                           (I.R.S. employer
 incorporation or organization)                         identification number)


                         11200 RICHMOND AVE., SUITE 400
                              HOUSTON, TEXAS 77082
                                 (713) 782-5990
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------

                                  RANDALL BLANK
                            EXECUTIVE VICE PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                     1370 AVENUE OF THE AMERICAS, 25TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 307-6633
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

                                    COPY TO:
      David E. Zeltner, Esq.                      Deanna L. Kirkpatrick, Esq.
       Rod D. Miller, Esq.                           Davis Polk & Wardwell
    WEIL, GOTSHAL & MANGES LLP                        450 LEXINGTON AVENUE
         767 FIFTH AVENUE                           NEW YORK, NEW YORK 10017
     NEW YORK, NEW YORK 10153                            (212) 450-4000
          (212) 310-8000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

--------------------------- -------------------------- -------------------------- ------------------------ -----------------------
    Title of Security             Amount to be              Offering Price          Aggregate Offering
     to be Registered            Registered (1)              Per Share (2)               Price (2)              Registration Fee
--------------------------- -------------------------- -------------------------- ------------------------ -----------------------
      Common Stock,
        par value
      $.01 per share            1,136,365 shares                $52.25                  $59,375,071                  $14,844
--------------------------- -------------------------- -------------------------- ------------------------ -----------------------

(1) Maximum number of shares issuable upon conversion of $50,000,000 in aggregate principal amount of Registrant's 5- 3/8% Convertible Subordinated Notes due 2006.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the New York Stock Exchange on January 16, 2001 pursuant to Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



NY2:\964364\14\K_3W14!.DOC\73293.0004

The information contained in this prospectus is not complete and may be changed. We may not sell any shares of the common stock wuntil our registration statement file with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities inany jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED JANUARY 18, 2001

                                1,136,365 Shares

                                SEACOR SMIT INC.

                                  Common Stock

                               -----------------

     This prospectus covers the issuance of up to a maximum of 1,136,365 shares of our common stock, par value $.01 per share, to Credit Suisse First Boston Corporation under the standby arrangement described in this prospectus under "Standby Arrangement and Equity Forward Transaction" and the reoffering of any of our common stock issued under that standby arrangement.

     Our common stock is listed on the New York Stock Exchange under the symbol "CKH." On January 17, 2001, the last reported sale price of our common stock was $50.25 per share.

     Our executive offices are located at 11200 Richmond Ave., Suite 400, Houston, Texas 77082 and our telephone number is (713) 782-5990.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                           CREDIT SUISSE FIRST BOSTON


                The date of this prospectus is January __, 2001.

                                TABLE OF CONTENTS

                                             Page                                                      Page
PROSPECTUS SUMMARY......................      3             USE OF PROCEEDS.........................    11
RISK FACTORS............................      4             STANDBY ARRANGEMENT AND EQUITY
FORWARD-LOOKING STATEMENTS..............      9               FORWARD TRANSACTION...................    11
WHERE YOU CAN FIND MORE                                     PLAN OF DISTRIBUTION....................    12
  INFORMATION...........................      10            LEGAL MATTERS...........................    13
INCORPORATION OF DOCUMENTS BY                               EXPERTS.................................    13
  REFERENCE.............................      10


You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

         This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the additional documents to which we refer you, before making an investment decision. In this prospectus "we," "our," "us," and "SEACOR" refer to SEACOR SMIT Inc., its consolidated subsidiaries and its equity interest in Chiles Offshore Inc.

ABOUT SEACOR SMIT INC.

         We are a major provider of offshore marine services to the oil and gas exploration and production industry. We are also one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing and handling facilities, and own a substantial minority equity interest in a company that owns and operates mobile offshore jackup drilling rigs.

         Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below and "Incorporation of Documents by Reference" on page 10.

RECENT DEVELOPMENTS

         We have caused US Bank National Association, as trustee, to call for redemption on February 20, 2001, the redemption date, $50,000,000 of the $181,600,000 in aggregate principal amount outstanding of our 5-3/8% convertible subordinated notes due 2006 at a redemption price of $1,029.90, plus accrued interest from November 15, 2000 to the redemption date of $44.00 for each $1,000 principal amount of the notes. The total redemption price for each $1,000 principal amount of the notes will be $1,044.08. From and after the redemption date, holders of the notes called for redemption that are not converted as described below will be entitled only to the total redemption price, and no further interest will accrue.

         The notes are convertible into shares of our common stock at a conversion price of $44.00 per share or 22.727 shares for each $1,000 principal amount of the notes. The notes called for redemption may be so converted until the close of business on February 16, 2001, the conversion termination date. We will pay cash in lieu of issuing fractional shares of our common stock. We will not make payments or adjustments on account of any interest accrued on the notes surrendered for conversion. It is possible that we will, in the future, call all or a portion of the remaining notes for redemption, although there can be no assurance as to whether or when we will do so, nor whether any such redemption will be subject to any standby arrangement as described in "Standby Arrangement and Equity Forward Transaction" below.

                                  RISK FACTORS

We encourage you to consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

OUR INDUSTRY IS SUBJECT TO CYCLICALITY, AND A SIGNIFICANT OR PROLONGED DECLINE IN OIL AND GAS PRICES WOULD LIKELY REDUCE THE LEVEL OF EXPLORATION AND DEVELOPMENT OF OFFSHORE AREAS, WHICH WOULD RESULT IN A LOWER DEMAND FOR OUR OFFSHORE MARINE SERVICES AND DRILLING RIGS.

         Our industry is highly cyclical. Activity in the offshore oil and gas exploration and production industry has a significant impact on our offshore vessel operations and the operations of Chiles Offshore Inc., a drilling rig company in which we hold an approximate 27% equity interest. Factors that affect the level of exploration and development of offshore areas include both short-term and long-term trends in oil and gas prices. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity also has been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for our offshore vessel services and Chiles' drilling rigs. Decreased demand for these services and drilling rigs would reduce our revenue and profitability.

WE RELY ON SEVERAL CUSTOMERS FOR A SIGNIFICANT SHARE OF OUR REVENUES. THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Customers of our offshore marine services are primarily the major oil companies and large independent oil and gas exploration and production companies. The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer's needs, and other factors, many of which are beyond our control. During 1999, we received approximately 10% of our offshore marine service operating revenues from Chevron Corporation. During 1999, National Response Corporation, our oil spill response service subsidiary, received approximately 25% of its environmental retainer revenue from Coastal Refining and Marketing, Inc. and 13% from Citgo Petroleum Corporation, its two largest customers.

WE MAY INCUR SIGNIFICANT COSTS, LIABILITIES AND PENALTIES IN COMPLYING WITH GOVERNMENT REGULATIONS.

         Government regulation, such as international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate or are registered, have a significant impact on our offshore marine and environmental response businesses. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of environmental protection.

         Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in our business. If this happens, it could have a substantial negative impact on our profitability and financial position. We cannot predict whether we will incur such costs or penalties in the future.

WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR MARKET SHARE AND OUR REVENUES.

         Our businesses operate in highly competitive industries. High levels of competition could reduce our revenues, increase our expenses and reduce our profitability.

         In addition to price, service and reputation, important competitive factors for offshore supply fleets include: customers' national flag preference, operating conditions and intended use (all of which determine the suitability of available vessels), complexity of logistical support needs and presence of equipment in the appropriate geographical locations.

         The important competitive factors in the environmental services business are price, service, reputation, experience and operating capabilities. In addition, we believe that the absence of uniform environmental regulation and enforcement on international, federal, state and local levels has lowered barriers to entry in several market segments and increased the number of competitors. Our oil spill response business faces competition from the Marine Spill Response Corporation (a non-profit corporation funded by the major integrated oil companies), other industry cooperatives and smaller contractors who target specific market niches.

         In the contract drilling business, customers generally award contracts on a competitive bid basis and contractors can move rigs from areas of low utilization and day rates to areas of greater activity and higher day rates. We believe that, as a result, competition for drilling contracts will continue to be intense for the foreseeable future. Decreases in drilling activity in a major market could depress day rates and could reduce utilization of Chiles' rigs. Substantially all of Chiles' competitors in the business of providing jackup drilling services have substantially larger fleets and are more established as drilling contractors.

AN INCREASE IN SUPPLY OF OFFSHORE MARINE VESSELS WOULD LIKELY HAVE A NEGATIVE EFFECT ON THE CHARTER RATES FOR OUR VESSELS, WHICH COULD REDUCE OUR EARNINGS.

         Expansion of the worldwide offshore marine fleet would increase competition in the markets where we operate. Increased refurbishment of disused or "mothballed" vessels, conversion of vessels from uses other than oil support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates and result in a corresponding reduction in our revenues and profitability.

MARINE-RELATED RISKS COULD LEAD TO THE DISRUPTION OF OUR OFFSHORE MARINE SERVICES AND TO OUR INCURRENCE OF LIABILITY.

         The operation of offshore support vessels is subject to various risks, including catastrophic marine disaster, adverse weather and sea conditions, capsizing, grounding, mechanical failure, collision, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, vessels, cargo, equipment under tow and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels could be removed from service and would not be available to generate revenue.

DRILLING-RELATED RISKS COULD LEAD TO THE DISRUPTION OF CHILES' DRILLING SERVICES AND TO ITS INCURRENCE OF LIABILITY.

         The operation of offshore jackup drilling rigs by Chiles is subject to various risks, including blowouts, craterings, fires, collisions, groundings of drilling equipment and adverse weather and sea conditions. These hazards could damage the environment, cause personal injury or loss of life and damage or destroy the property and equipment involved. In addition, the rigs face many of the marine-related risks associated with our offshore support vessels. If any of these events were to occur, Chiles could incur substantial liability for oil spills, reservoir damage and other accidents. In addition, the affected rigs could be removed from service and would not be available to generate revenue.

INSURANCE COVERAGE MAY NOT PROTECT US FROM ALL OF THE LIABILITIES THAT COULD ARISE FROM THE RISKS INHERENT IN OUR BUSINESSES.

         We maintain insurance coverage against the risks related to our offshore marine and environmental response services. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO CURRENCY EXCHANGE RISKS.

         To minimize the financial impact of currency fluctuations and risks arising from fluctuations in currency exchange rates, we attempt to contract the majority of our services in U.S. dollars. However, in some of our foreign businesses, we collect revenues and pay expenses in local currency. Because we conduct substantially all of our operations in U.S. dollars, if the value of local currencies decline against the U.S. dollar, our operating revenues in these foreign countries would effectively be reduced. We engage in certain currency hedging arrangements designed to minimize the effect of fluctuation in pounds sterling, the currency in the United Kingdom, where most of our currency exchange risk arises. There can be no assurance, however, that we will not incur losses in the future as a result of currency exchange rate fluctuations.

MUCH OF OUR OFFSHORE MARINE OPERATIONS ARE CONDUCTED IN FOREIGN COUNTRIES. UNSTABLE POLITICAL, MILITARY AND ECONOMIC CONDITIONS IN THOSE COUNTRIES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         During 1999, approximately 39% of our offshore marine revenues were derived from foreign operations. These operations are subject to risks, among other things, of political instability, potential vessel seizure, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. Economic sanctions or an oil embargo in Nigeria, for example, could have a significant negative impact on activity in the oil and gas industry in offshore West Africa, a region in which we operate vessels. In addition, our offshore support vessel operations in Mexico are significantly affected by Mexican government policy. We cannot predict whether any such conditions or events might develop in the future.

AS OUR VESSELS BECOME OLDER, WE MAY NOT BE ABLE TO MAINTAIN OR REPLACE OUR VESSELS.

         As of September 30, 2000, the average age of vessels we owned, excluding our standby safety vessels, was approximately 14.0 years. We believe that after an offshore supply vessel has been in service for approximately 25 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that we can maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement vessels.

SPILL RESPONSE REVENUE IS DEPENDENT UPON THE MAGNITUDE AND NUMBER OF SPILL RESPONSES.

         National Response's spill response revenue can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given period. As a result, our revenue and profitability attributable to this business may vary greatly from period to period.

A RELAXATION OF OIL SPILL REGULATION OR ENFORCEMENT COULD REDUCE DEMAND FOR OUR SERVICES.

         Our environmental response business is dependent upon the enforcement of regulations promulgated under the federal Oil Pollution Act of 1990 and, to a lesser extent, upon state regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for National Response's services. We cannot assure you that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for our oil spill response services could be reduced, which could have a negative impact on our profitability.

NATIONAL RESPONSE RELIES ON BEING CLASSIFIED AS AN "OIL SPILL REMOVAL ORGANIZATION." A CHANGE IN, OR REVOCATION OF, THIS CLASSIFICATION WOULD RESULT IN A LOSS OF BUSINESS.

         National Response is a classified Oil Spill Removal Organization, or an "OSRO." OSRO classification is a voluntary process conducted by the United States Coast Guard. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills in different operating environments, such as rivers/canals, inland waters and oceans. Coast Guard classified OSROs have a competitive advantage over non-classified service providers. Customers of a classified OSRO are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of National Response's classification or changes in the requirements could eliminate or diminish National Response's ability to provide customers with this exemption. If this happens, we could lose customers, in which case our revenues and profitability could be reduced.

NATIONAL RESPONSE MAY INCUR LIABILITY IN CONNECTION WITH PROVIDING SPILL RESPONSE SERVICES.

         Although National Response is generally exempt from liability under the federal Clean Water Act for its own actions and omissions in providing spill response services, this exemption would not apply if National Response is found to have been grossly negligent or to have engaged in willful misconduct, or if National Response fails to provide these services consistent with applicable regulations and directives under the Clean Water Act. In addition, the exemption under the federal Clean Water Act would not protect National Response against liability for personal injury or wrongful death, or against prosecution under other federal or state laws. While most of the U.S. states in which National Response provides service have adopted similar exemptions, several states have not. If a court or other applicable authority determines that National Response does not benefit from federal or state exemptions from liability in providing spill response services, we could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others.

IF WE DO NOT RESTRICT THE AMOUNT OF FOREIGN OWNERSHIP OF OUR COMMON STOCK, WE COULD BE PROHIBITED FROM OPERATING OUR VESSELS IN PARTS OF THE U.S., WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         We are subject to the Shipping Act, 1916 and the Merchant Marine Act of 1920. These Acts govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S.:

         o        the corporation must be organized under the laws of the U.S.
                  or of a state, territory or possession thereof,

         o each of the chief executive officer and the chairman of the board of directors must be a U.S. citizen (and no officer who is not a U.S. citizen may act in such person's absence),

         o no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and

         o at least 75% of the interest in such corporation must be owned by U.S. "citizens" (as defined in the Acts).


         We would be prohibited from operating our vessels in the U.S. coastwise trade during any period in which we did not comply with these regulations. To facilitate compliance, our certificate of incorporation:

         o limits ownership by foreigners of any class of our capital stock (including our common stock) to 22.5%, so that foreign ownership will not exceed the 25.0% permitted. Under certain circumstances our board of directors may increase this percentage to 24.0%,

         o requires a stock certification system with two types of certificates to aid tracking of ownership, and

         o permits our board of directors to make such determinations to ascertain ownership and implement such limitations as reasonably may be necessary.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled "Risk Factors," that may cause our actual results to differ materially from expectations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. We disclaim any obligation to update or to publicly announce any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the New York Stock Exchange and you may inspect the reports, proxy statements and other information we file with the New York Stock Exchange at its offices located at 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934 until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

         The following documents that we previously filed with the SEC are incorporated by reference:

                  (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000);

                  (2) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, filed on May 15, 2000, August 14, 2000 and November 14, 2000, respectively;

                  (3) our Current Reports on Form 8-K filed on June 16, 2000 and January 18, 2001; and

                  (4) the description of our common stock contained in our registration statements on Form 8-A filed on November 30, 1992 and October 9, 1996, including any amendment or report filed for the purposes of updating such description.

         We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to SEACOR SMIT Inc., 1370 Avenue of the Americas, 25th Floor, New York, New York 10019, Attention: Corporate Secretary.

                                 USE OF PROCEEDS

         We will use the net proceeds, if any, we receive from the sale of our common stock under the standby arrangement to pay the redemption price for up to $50,000,000 face amount of any 5-3/8% convertible subordinated notes due 2006 not surrendered for conversion. We will use any other amounts we receive under the equity forward arrangement described in "Standby Arrangement and Equity Forward Transaction" below for general corporate purposes. The total amount of the proceeds, if any, we will receive in connection with the standby arrangement and equity forward transaction cannot be determined at this time. We will not receive any cash proceeds from the issuance of our common stock upon the conversion of the 5-3/8% convertible subordinated notes due 2006 called for redemption.

               STANDBY ARRANGEMENT AND EQUITY FORWARD TRANSACTION

         Under a standby purchase agreement, Credit Suisse First Boston Corporation ("CSFB") has agreed, subject to several conditions, to purchase from us, at a purchase price of $45.94 per share, the number of shares of our common stock necessary to provide us with the proceeds to pay the aggregate total redemption price of up to $50,000,000 face amount of the notes we will redeem on the redemption date, which will not exceed 1,136,365 shares of our common stock. CSFB is obligated to take and pay for all of the shares of common stock which it has agreed to purchase under the standby purchase agreement if any shares are taken. The number of shares CSFB will purchase from us will be determined by the aggregate total redemption price of the notes called for redemption that are not converted into shares of our common stock. The standby purchase agreement provides that the obligation of CSFB to pay for and accept delivery of any shares of common stock are subject to the approval of certain legal matters by their counsel and to certain other conditions, including effectiveness of the equity forward transaction. This prospectus covers the issuance of any shares CSFB purchases under the standby purchase agreement and the reoffering of those shares by CSFB to the public.

         As compensation to CSFB for its commitment under the standby purchase agreement, we will pay to CSFB:

         o        a standby fee of $300,000; and

         o an amount per share equal to $0.04 for each share of our common stock CSFB purchases from us under the standby purchase agreement.

         We have agreed to indemnify CSFB against a number of liabilities, including liabilities under the Securities Act of 1933, as amended.

         We have also entered into an equity forward transaction with Credit Suisse First Boston International ("CSFBi"), an affiliate of CSFB, with respect to any shares of our common stock that CSFB purchases from us under the standby purchase agreement. The equity forward transaction will be governed by an ISDA master agreement, including a schedule and a confirmation containing the specific terms and conditions of the equity forward transaction. A copy of the ISDA master agreement, the schedule and the confirmation has been filed as an exhibit to the registration statement of which this prospectus forms a part, and reference is made to the exhibit for the complete terms of the equity forward transaction.

         The equity forward transaction provides that at maturity, which will occur twelve months following the purchase by CSFB of shares of our common stock under the standby purchase agreement, we will elect to either purchase the shares covered by the equity forward transaction from CSFBi at a purchase price described below, or cash settle the transaction as described below. If we elect to purchase the shares from CSFBi, we will pay a purchase price equal to $45.94 (the purchase price under the standby purchase agreement) plus interest calculated at LIBOR plus 115 basis points, from the date that CSFB purchases those shares from us to the date that we purchase those shares from CSFBi. If we elect to cash settle the transaction, then if the value of the shares at maturity (determined on the basis of the net proceeds that CSFB is able to receive upon the sale of those shares in the open market pursuant to this prospectus) exceeds the purchase price described above, then CSFBi will pay to us the amount of such excess in cash at maturity. If the purchase price exceeds the value of the shares at maturity, then we will pay to CSFBi the amount of such excess in cash at maturity. In addition, CSFBi will pay to us at maturity the amount of any dividends paid on the shares covered by the equity forward transaction during the term of the transaction, although we do not currently expect to pay any dividends on any shares of our common stock during the term of the equity forward transaction. We will have the right to accelerate the maturity of the equity forward transaction in whole or in part at any time upon prior written notice to CSFBi. The equity forward transaction also contains customary events of default and termination events following which either one or both parties would have the right to terminate the transaction and make net cash payments based on the net value of the transaction at the time of termination.

         As a result of the equity forward transaction, we will remain economically exposed to changes in the market value of the shares of our common stock covered by the transaction, as if we owned those shares ourselves.

                              PLAN OF DISTRIBUTION

         For a description of the standby purchase agreement see "Standby Arrangement and Equity Forward Transaction." Under the standby purchase agreement, CSFB may offer to the public any shares of our common stock it acquires at prices set by CSFB from time to time. CSFB may also make sales to dealers at prices that represent concessions from the prices at which such shares are then being offered to the public. CSFB will determine from time to time the amount of such concessions. CSFB may offer from time to time such shares of common stock on the New York Stock Exchange. Any common stock so offered by CSFB will be subject to receipt and acceptance by it and subject to its right to reject orders in whole or in part.

         In order to facilitate the offering of the common stock, CSFB may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, CSFB may bid for, and purchase, shares of common stock in the open market. Finally, CSFB may reclaim concessions allowed to a dealer for distributing shares of common stock if CSFB repurchases previously distributed common stock in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of common stock above independent market levels. CSFB is not required to engage in these activities, and may end any of these activities at any time.

         From time to time CSFB has provided and continues to provide investment banking services to us for which they have received customary fees and commissions.

                                  LEGAL MATTERS

         The validity of the shares of common stock has been passed upon for us by Weil, Gotshal & Manges LLP. Davis Polk & Wardwell will pass on certain legal matters for CSFB.

                                     EXPERTS

         The financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000) have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                1,136,365 Shares


                                  [SEACOR logo]


                                  Common Stock

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various costs and expenses payable by the Registrant in connection with the sale of the shares being registered hereby (all of which are estimates other than the SEC registration fee):

      SEC registration fee.........................................$14,844
      NYSE application fee..........................................14,750*
      Printing and engraving expenses................................3,000
      Legal fees and expenses.......................................20,000
      Accounting fees and expenses...................................5,000
      Miscellaneous..................................................2,000
                                                                    ------
               Total...............................................$53,294
                                                                    ======

                  *Assumes issuance of maximum amount hereunder.

Item 15.  Indemnification and Limitation of Liability of Directors and Officers.

         As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated By-laws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

         Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

         Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

         Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 16.  Exhibits.

 Number                                 Description
 ------                                 -----------

  1.1 Form of Standby Purchase Agreement between SEACOR SMIT Inc. and Credit Suisse First Boston Corporation.

  1.2 Form of ISDA Master Agreement between SEACOR SMIT Inc. and Credit Suisse First Boston Corporation, with attached Schedule and Confirmation.

  3.1 Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, and filed with the SEC on August 14, 1997).

  3.2 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, and filed with the SEC on August 14,
          1997).

  3.3 Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the SEC on September 25, 1996).

  4.1 Form of Common Stock Certificate (incorporated herein by reference to the Registration Statement on Form S-1 (No. 333-53744) of SEACOR Holdings, Inc. filed with the SEC on October 26, 1992, as amended).

  5.1     Opinion of Weil, Gotshal & Manges LLP

 23.1     Consent of Arthur Andersen LLP

 23.2     Consent of Weil, Gotshal & Manges LLP
          (included as part of Exhibit 5.1)

 24.1     Power of Attorney (included on signature page to the Registration
          Statement)


Item 17.  Undertakings.

         (1)      The undersigned registrant hereby undertakes:

                           (a) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement:

                                    (i) to include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) to reflect in the prospectus any facts
                  or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) to include any material information
                  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           (b) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) To remove from registration by means of a
                  post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the

Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 17, 2001.


                                    SEACOR SMIT INC.

                                    By: /s/ Randall Blank
                                        ---------------------------------------
                                        Randall Blank
                                        Executive Vice President,
                                        Chief Financial Officer and
                                        Secretary


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Fabrikant, Randall Blank and Dick Fagerstal, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including all post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                              Title                                  Date
----------                              -----                                  ----
/s/ Charles Fabrikant                   Chairman of the Board of               January 17, 2001
-----------------------------------     Directors, President and
Charles Fabrikant                       Chief Executive Officer
                                        (Principal Executive Officer)



/s/ Randall Blank                       Executive Vice President, Chief        January 17, 2001
------------------------------------    Financial Officer and Secretary
Randall Blank                           (Principal Financial Officer )



                                       vi

/s/ Lenny P. Dantin                     Vice President                         January 17, 2001
-----------------------------------     (Principal Accounting Officer
Lenny P. Dantin                         and Controller)


/s/ Granville E. Conway                 Director                               January 17, 2001
-----------------------------------
Granville E. Conway


/s/ Pierre de Demandolx                 Director                               January 17, 2001
-----------------------------------
Pierre de Demandolx


/s/ Richard M. Fairbanks III            Director                               January 17, 2001
-----------------------------------
Richard M. Fairbanks III


/s/ Michael E. Gellert                  Director                               January 17, 2001
-----------------------------------
Michael E. Gellert


/s/ John Hadjipateras                   Director                               January 17, 2001
-----------------------------------
John Hadjipateras


/s/ Antoon Kienhuis                     Director                               January 17, 2001
-----------------------------------
Antoon Kienhuis


/s/ Andrew R. Morse                     Director                               January 17, 2001
-----------------------------------
Andrew R. Morse


/s/ Stephen Stamas                      Director                               January 17, 2001
-----------------------------------
Stephen Stamas


                                  EXHIBIT INDEX


  Number                            Description

    1.1           Form of Standby Purchase Agreement between SEACOR SMIT Inc.
                  and Credit Suisse First Boston Corporation.

    1.2 Form of ISDA Master Agreement between SEACOR SMIT Inc. and Credit Suisse First Boston Corporation, with attached Schedule and Confirmation.

    5.1           Opinion of Weil, Gotshal & Manges LLP

   23.1           Consent of Arthur Andersen LLP

   23.2           Consent of Weil, Gotshal & Manges LLP
                  (included as part of Exhibit 5.1)

   24.1 Power of Attorney (included on signature page to the Registration Statement)




                                      viii